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                                                                    EXHIBIT 11-1

                   THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

         Earnings Per Share of Common Stock and Common Stock Equivalents

                      (In thousands, except per share data)

                                                        YEAR ENDED DECEMBER 31,
                                           -----------------------------------------------
                                               1995              1994              1993
                                               ----              ----              ----
Net income applicable to common stock      $ 12,582,467      $(20,495,199)     $21,585,449
Average number of common shares
outstanding                                $  8,154,214      $  8,150,776        8,145,996
Add:
Assumed exercise of stock options and
partially paid stock options
exercised(1)                                     64,904            58,018          199,558
                                           ------------      ------------      -----------
Common and common equivalent shares
outstanding                                   8,219,118         8,208,794        8,345,554
                                           ============      ============      ===========
Net income per share assuming exercise
of common stock equivalents                $      (1.53)     $      (2.50)     $      2.59
                                           ============      ============      ===========


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(1)      Computed for purposes of primary earnings per share. There is no significant difference between earnings per share on a primary or fully diluted basis.